U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2018

AKERS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-36268	22-2983783
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

201 Grove Road

Thorofare, New Jersey USA 08086

(Address of principal executive offices, including zip code)

(856) 848-8698

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

Akers Biosciences, Inc. (the “Company”), entered into a securities purchase agreement with certain investors (the “Purchase Agreement”) pursuant to which the Company agreed to sell an aggregate of 5,555,556 shares of common stock and warrants to purchase approximately 5,555,556 shares of common stock (the “Warrants”). The combined purchase price for one share of common stock and each Warrant will be priced at $0.36 (the “Offering”). The Purchase Agreement contains customary representations, warranties, and covenants by the Company.

Each Warrant will have an initial exercise price of $0.47 per share, will be exercisable immediately after the date of issuance and will expire five years from the date it becomes exercisable. Subject to limited exceptions, a holder of the Warrants will not have the right to exercise any portion of such securities if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after the exercise. The exercise price of the Warrants, and in some cases the number of shares of common stock issuable upon exercise of the Warrants, will be subject to adjustment in the event of stock splits, stock dividends, combinations, rights offerings and similar events affecting the common stock.

In addition, the Warrants provide that, in the event of a fundamental transaction (as such term is described in the Warrant), the holder of such Warrant, at the holder’s option, may receive, for each warrant share (as such term is described in the Warrant) that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which the Warrant is exercisable immediately prior to such fundamental transaction. If holders of common stock are given any choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the alternate consideration it receives upon any exercise of the Warrant following such fundamental transaction. The Company shall cause any successor entity (as such term is described in the Warrant), at the option of the holder, to deliver to the holder in exchange for the Warrant a security of the successor entity evidenced by a written instrument substantially similar in form and substance to the Warrant which is exercisable for a corresponding number of shares of capital stock of such successor entity (or its parent entity) equivalent to the shares of common stock acquirable and receivable upon exercise of the Warrant (without regard to any limitations on the exercise of this Warrant) prior to such fundamental transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock.

The Offering was made pursuant to a shelf registration statement on Form S-3 (File No. 333-214214), previously filed with the Securities and Exchange Commission on October 24, 2016 and declared effective on November 17, 2016. Such securities are being offered only by means of a prospectus.

The foregoing is only a summary of the material terms of the Purchase Agreement and the Warrants and does not purport to be a complete description of the rights and obligations of the parties thereunder. The foregoing description is qualified in its entirety by reference to the form of Warrant and the form of Purchase Agreement, which are filed as Exhibits 4.1 and 10.1, respectively, to this Current Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Warrant
10.1	Form of Securities Purchase Agreement, dated October 31, 2018, by and among the Company and the investors signatory thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKERS BIOSCIENCES, INC.

Date: October 31, 2018	By:	/s/ Howard R. Yeaton
Howard R. Yeaton
Chief Executive Officer